Exhibit 15.6

April 30, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read the information required by Item 16 F of Form 20-F dated April 30, 2013 of SK Telecom Co., Ltd. and have the following comments:

1.	We agree with the statements made in the paragraphs two, three, four and six in the section “Change in Registrant’s Certifying Accountant” on pages 121 and 122.

2.	We have no basis on which to agree or disagree with other statements of the registrant contained therein.

Yours sincerely,

/s/ Deloitte Anjin LLC

Seoul, Korea